Exhibit 99.1
FOR IMMEDIATE RELEASE

Veeva Appoints Four New Board Members
Company adds Tim Cabral, former Veeva CFO, Priscilla Hung, president and COO of Guidewire Software, Tina Hunt, executive vice president of IDEXX Laboratories, Inc., and Marshall Mohr, executive vice president of global business services, Intuitive
PLEASANTON, CA — Jan. 25, 2022 — Veeva Systems (NYSE: VEEV) today announced the appointments of Tim Cabral, Priscilla Hung, Tina Hunt, and Marshall Mohr to its board of directors. Veeva also announced Ron Codd will retire from the board at the end of his current term in June 2022.
“We are pleased to welcome Tim, Priscilla, Tina, and Marshall, who bring a range of experience in life sciences and enterprise software to the Veeva board,” said Veeva CEO Peter Gassner. “I would also like to thank Ron Codd for a decade of partnership and contributions to Veeva.”
The four new members, appointed January 21, 2022, have complementary skills and expertise across industries and domains.
Tim Cabral, former Veeva CFO, is a board member and audit committee chair for ServiceTitan, Doximity, and Singlestore.
Priscilla Hung is the president and COO of property and casualty (P&C) insurance industry cloud provider Guidewire Software, where she leads worldwide operations.
Tina Hunt, Ph.D., is the executive vice president and general manager of point of care diagnostics, and worldwide operations at IDEXX, a global leader in pet healthcare innovation.
Marshall Mohr is the executive vice president of global business services and former chief financial officer at Intuitive, pioneers of robotic-assisted surgery. Marshall will serve on Veeva’s audit committee.
Additional Information
For more on Veeva’s board of directors: veeva.com/board
Connect with Veeva on LinkedIn: linkedin.com/company/veeva-systems
Follow @veevasystems on Twitter: twitter.com/veevasystems
About Veeva Systems
Veeva is the global leader in cloud software for the life sciences industry. Committed to innovation, product excellence, and customer success, Veeva serves more than 1,000 customers, ranging from the world’s largest pharmaceutical companies to emerging biotechs. As a Public Benefit Corporation, Veeva is committed to balancing the interests of all stakeholders, including customers, employees, shareholders, and the industries it serves. For more information, visit veeva.com.
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Investor Relations Contact:
Ato Garrett
Veeva Systems Inc.
925-271-4204
ir@veeva.com
Media Contact:
Deivis Mercado
Veeva Systems Inc.
925-226-8821
pr@veeva.com